Exhibit 10.2

This Agreement made as of the 15th day of November, 2010 between Herb Adams, ("Adams") and Diamond Technologies Inc., a corporation incorporated in the State of Nevada, U.S.A., having its head office at Markham, Ontario, Canada L3R 5B4 ("DTI")

WITNESSETH THAT WHEREAS:

The books and records of DTI reflect certain amounts owing to by DTI to Adams (collectively the "Adams Obligations")

NOW, THEREFORE, in consideration of the mutual promises of the parties hereto as hereinafter set forth, and other good and valuable consideration, the receipt of which is acknowledged, the parties covenant and agree as follows:

1.  DTI agrees to pay Adams as follows:

a)  US$65,000/- to be satisfied by way of the issuance of two hundred and seventeen thousand (217.000) common shares of DTI at US$0.30 per share as soon as possible, of executing this agreement.

b)  Six thousand five hundred United States Dollars (USD $6,500/-) forthwith upon the execution and delivery of this Agreement and Four thousand United States Dollars (USD $4,000/-) after 90 days from the date of this agreement signed and delivered.

2.  Adams waives payment of the Adams Obligations.

3.  Adams releases and agrees to save harmless DTI from and against all liabilities, obligations, direct and indirect, of DTI to him, of every nature and kind, arising in any manner whatsoever up to the present, save and except for those expressed in this Agreement. DTI likewise releases and agrees to save harmless Adams from and against all liabilities, obligations, direct and indirect, of Adams to DTI, of every nature and kind, arising in any manner whatsoever up to the present, save and except for those expressed in this Agreement.

4.   Adams confirms that all property of DTI and Printing Components Inc. in his possession or available to him will be returned to DTI's corporate secretary, and that no copies of any such documents will be retained.

5.   If DTI does not continue with the filing of its S-l or the same does not become effective within a  reasonable time, DTI will file a registration statement enabling three million shares of Herb Adams shares of DTI to become free trading.

6.    Adams acknowledges that he had obtained independent legal advice prior to the execution and delivery of this Agreement and has entered into the same with full knowledge of its contents and the consequences thereo£

7.  This Agreement is governed by the laws in force in the Province of Ontario, Canada.

IN WITNESS WHEREOF the parties hereto have signed and delivered this Agreement as of the day and year first above written.

MARIO D’SOUZA	HERB ADAMS
Mario D’Souza	Herb Adams
Witness

Diamond Technologies Inc.
LAURA PIPITONE
Laura Pipitone	By: JOHN CECIL
Witness	John Cecil